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                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

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                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                    GREAT AMERICAN FINANCIAL RESOURCES, INC.,

                         PROJECT GARDEN ACQUISITION INC.

                                       and

                                CERES GROUP, INC.

                             Dated as of May 1, 2006

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                                TABLE OF CONTENTS

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                                    ARTICLE I
                                   THE MERGER

Section 1.1  The Merger..................................................     1
Section 1.2  Closing.....................................................     1
Section 1.3  Effective Time..............................................     2

                                   ARTICLE II
                              EFFECTS OF THE MERGER

Section 2.1  Effects of the Merger.......................................     2
Section 2.2  Certificate of Incorporation................................     2
Section 2.3  Bylaws......................................................     2
Section 2.4  Officers....................................................     2
Section 2.5  Directors...................................................     2
Section 2.6  Cancellation of Treasury Stock and Parent Owned Stock.......     2
Section 2.7  Conversion of Company Common Stock..........................     3
Section 2.8  Conversion of the Capital Stock of Acquisition Sub..........     3
Section 2.9  Option and Warrant Consideration............................     3
Section 2.10 Exchange of Certificates....................................     3

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1  Organization................................................     6
Section 3.2  Authorization...............................................     7
Section 3.3  Consents and Approvals; No Violations.......................     7
Section 3.4  Capitalization..............................................     8
Section 3.5  Subsidiaries................................................    10
Section 3.6  SEC Documents...............................................    10
Section 3.7  Financial Statements; No Undisclosed Liabilities............    10
Section 3.8  Proxy Statement.............................................    11
Section 3.9  Absence of Material Adverse Changes, etc....................    11
Section 3.10 Taxes.......................................................    12
Section 3.11 Employee Benefit Plans......................................    12
Section 3.12 Environmental Matters.......................................    14
Section 3.13 Litigation; Compliance with Laws............................    14
Section 3.14 Intellectual Property.......................................    14
Section 3.15 Material Contracts..........................................    15
Section 3.16 Insurance...................................................    15
Section 3.17 Real Estate; Assets.........................................    15
Section 3.18 Labor and Employment........................................    16
Section 3.19 Opinion of Financial Advisors...............................    16
Section 3.20 Finders' and Other Fees.....................................    16
Section 3.21 State Takeover Statutes.....................................    17
Section 3.22 Reserves....................................................    17
Section 3.23 Reinsurance and Retrocessions...............................    17
Section 3.24 Investment Company..........................................    17
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                                   ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Section 4.1  Organization................................................    17
Section 4.2  Authorization...............................................    18
Section 4.3  Consents and Approvals; No Violations.......................    18
Section 4.4  Proxy Statement.............................................    18
Section 4.5  Acquisition Sub's Operations................................    19
Section 4.6  Ownership of Company Common Stock...........................    19
Section 4.7  Financing...................................................    19
Section 4.8  Brokers.....................................................    19
Section 4.9  Litigation..................................................    19

                                    ARTICLE V
                            COVENANTS OF THE PARTIES

Section 5.1  Conduct of the Business of the Company......................    19
Section 5.2  Stockholders' Meeting; Proxy Material.......................    22
Section 5.3  Access to Information.......................................    23
Section 5.4  No Solicitation.............................................    23
Section 5.5  Real Estate Transfer Taxes..................................    24
Section 5.6  Director and Officer Liability..............................    24
Section 5.7  Certain Filings.............................................    25
Section 5.8  Commercially Reasonable Best Efforts........................    27
Section 5.9  Public Announcements........................................    27
Section 5.10 State Takeover Laws.........................................    27
Section 5.11 Certain Notifications.......................................    27
Section 5.12 Third Party Consents........................................    28
Section 5.13 Advisory Fees, etc..........................................    28
Section 5.14 Employees and Employee Benefit Plans........................    28
Section 5.15 Delisting...................................................    28
Section 5.16 Cooperation Relating to Pre-Closing Transaction.............    29

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

Section 6.1  Conditions to Each Party's Obligations to Effect the
             Merger......................................................    29
Section 6.2  Conditions to the Company's Obligation to Effect the
             Merger......................................................    29
Section 6.3  Conditions to Parent's and Acquisition Sub's Obligations
             to Effect the Merger........................................    30

                                   ARTICLE VII
                                   TERMINATION

Section 7.1  Termination.................................................    31
Section 7.2  Effect of Termination.......................................    32
Section 7.3  Fees and Expenses...........................................    32
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                                  ARTICLE VIII
                                  MISCELLANEOUS

Section 8.1  Definitions.................................................    33
Section 8.2  Notices.....................................................    40
Section 8.3  Survival of Representations, Warranties and Covenants.......    41
Section 8.4  Interpretation..............................................    41
Section 8.5  Amendments, Modification and Waiver.........................    41
Section 8.6  Successors and Assigns......................................    42
Section 8.7  Specific Performance........................................    42
Section 8.8  Governing Law; Consent to Jurisdiction; Waiver of Trial
             by Jury.....................................................    42
Section 8.9  Severability................................................    43
Section 8.10 Third Party Beneficiaries...................................    43
Section 8.11 Entire Agreement............................................    43
Section 8.12 Counterparts; Fax Signatures; Effectiveness.................    43
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SCHEDULES

Section 2.9  Option and Warrant Consideration
Section 3.3  Consents and Approvals; No Violations
Section 3.4  Capitalization
Section 3.5  Subsidiaries
Section 3.7  Financial Statements; No Undisclosed Liabilities
Section 3.10 Taxes
Section 3.11 Employee Benefit Plans
Section 3.15 Material Contracts
Section 3.17 Real Estate; Assets
Section 3.18 Labor and Employment
Section 3.20 Finders' and Other Fees
Section 3.23 Reinsurance and Retrocessions
Section 5.1  Conduct of the Business of the Company
Section 5.6  Director and Officer Liability
Section 5.14 Employees and Employee Benefit Plans


                                       iii
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                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of May 1, 2006 (this "Agreement"), by and among Great American Financial Resources, Inc., a Delaware corporation ("Parent"), Project Garden Acquisition Inc., a Delaware corporation ("Acquisition Sub"), and Ceres Group, Inc., a Delaware corporation (the "Company") (Acquisition Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                                   WITNESSETH:

          WHEREAS, the Board of Directors of the Company (the "Company Board"), based upon the recommendation of a special committee thereof consisting solely of disinterested directors (the "Special Committee"), has approved and adopted this Agreement and the transactions contemplated hereby, has determined that the merger of Acquisition Sub with and into the Company (the "Merger"), with the Company being the surviving corporation (the "Surviving Corporation"), whereby each issued and outstanding share of Common Stock, par value $.001 per share, of the Company (the "Company Common Stock"), not owned directly or indirectly by Parent, Acquisition Sub or the Company, will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive cash in an amount equal to $6.13 per share, is fair to, and in the best interests of, the holders of such shares of Company Common Stock and has recommended that the Company's stockholders adopt this Agreement and approve the Merger; and

          WHEREAS, the respective Boards of Directors of Parent and Acquisition Sub have each approved and adopted this Agreement and the Merger, upon the terms and subject to the conditions set forth herein; and

          WHEREAS, Parent, concurrently with the execution and delivery of this Agreement, is approving this Agreement and the transactions contemplated hereby, including the Merger, as the sole stockholder of Acquisition Sub, upon the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

          Section 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver (subject to Applicable Law) of the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Acquisition Sub shall be merged with and into the Company at the Effective Time and the separate corporate existence of Acquisition Sub shall thereupon cease. Following the Effective Time, the Company, as the Surviving Corporation, shall succeed to and assume all of the rights and obligations of Acquisition Sub in accordance with the DGCL.

          Section 1.2 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, on the second Business Day after satisfaction or waiver (subject to Applicable Law) of the conditions set forth in Article VI (other than those conditions that by

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their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver (subject to Applicable Law) of those conditions), at the headquarters of the Company in Cleveland, Ohio, unless another time, date or place is agreed to by the parties hereto (the "Closing Date").

          Section 1.3 Effective Time. The Merger shall become effective at the close of business on the date when a certificate of merger relating to the Merger (the "Certificate of Merger"), in such form and as required by and executed in accordance with the relevant provisions of the DGCL, is duly filed with the Secretary of State of the State of Delaware, or at such other date and time as the Constituent Corporations shall agree should be specified in the Certificate of Merger. When used in this Agreement, the term "Effective Time" means the later of the close of business on the date on which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such later date and time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as practicable after the satisfaction or waiver (subject to Applicable Law) of the conditions to the Merger set forth in Article VI.

                                   ARTICLE II
                              EFFECTS OF THE MERGER

          Section 2.1 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          Section 2.2 Certificate of Incorporation. The Certificate of Incorporation of Acquisition Sub (the "Acquisition Sub Certificate of Incorporation"), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by Applicable Law.

          Section 2.3 Bylaws. The Bylaws of Acquisition Sub (the "Acquisition Sub Bylaws"), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein, by Applicable Law or the Certificate of Incorporation.

          Section 2.4 Officers. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected, as the case may be.

          Section 2.5 Directors. From and after the Effective Time, the directors of Acquisition Sub shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          Section 2.6 Cancellation of Treasury Stock and Parent Owned Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, (i) each share of Company Common Stock that is held by the Company or any of its Subsidiaries shall automatically be canceled and retired and shall cease to exist, and no consideration shall be paid or delivered in exchange therefor, and (ii) each issued and outstanding share of Company


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Common Stock that is owned by Parent or Acquisition Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be paid or delivered in exchange therefor.

          Section 2.7 Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.6 and Dissenting Shares) shall be converted into the right to receive $6.13 in cash (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer remain outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares of Company Common Stock (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.10, without interest or dividends.

          Section 2.8 Conversion of the Capital Stock of Acquisition Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of capital stock of Acquisition Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

          Section 2.9 Option and Warrant Consideration. Each Company Stock Option which is outstanding under the plan and agreement listed in Section 2.9(a) of the Company Disclosure Schedule immediately prior to the Effective Time and the warrant to purchase 25,000 shares of Company Common Stock (the "Company Warrant"), whether or not exercisable, shall be canceled, effective as of the Effective Time, in exchange for a single lump sum cash payment from the Surviving Corporation (less any applicable income or employment Tax withholding) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option or Company Warrant immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option (the "Option Consideration") or Company Warrant (the "Warrant Consideration"). The Company shall offer the holders of Company Stock Options outstanding under the plans and agreements listed in Section 2.9(b) of the Company Disclosure Schedule the opportunity to receive a cash payment in lieu of exercise of such Company Stock Options and the receipt of Merger Consideration.

          Section 2.10 Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, National City Bank, or such other bank or trust company reasonably acceptable to the Company and Parent, shall be designated by Parent to act as the Paying Agent (the "Paying Agent") for payment of the Merger Consideration.

          (b) Deposit with Paying Agent. At the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, deposit or cause to be deposited with the Paying Agent, separate and apart from its other funds, as a trust fund for the benefit of the holders of issued and outstanding shares of Company Common Stock, other than such shares held by Parent, Acquisition Sub, the Company or any Subsidiary of the Company (each, a "Holder"), cash in the amount equal to the aggregate Merger Consideration which Holders are entitled to receive pursuant to this Article II, with irrevocable instructions and authority to such


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Paying Agent to pay to each respective Holder, as evidenced by a list of such
Holders certified by an officer of the Company or the Company's transfer agent, for each share of Company Common Stock, the Merger Consideration upon surrender of their respective Certificates as provided herein. Except as provided in Sections 2.10(c), 2.10(d) and 2.10(e), any such deposit of funds shall be irrevocable.

          (c) Exchange Procedures. As soon as practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail (and, if permitted by the Paying Agent, to make available for collection by hand) to each holder of record of a Certificate or Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in the form and have such other customary provisions as Parent and the Surviving Corporation may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the cash (pursuant to Section 2.7) to be received by the holder thereof pursuant to this Agreement. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive promptly in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, to be mailed (or made available for collection by hand if so elected by the surrendering holder of a Certificate; provided, that payment by hand is permitted by the Paying Agent) within three
(3) Business Days of receipt thereof, and the Certificate so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of the Holders on the Merger Consideration payable upon the surrender of the Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. If Certificates are presented to the Company for transfer following the Effective Time, they shall be canceled against delivery of the Merger Consideration. All cash paid upon conversion of shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights of the respective Holders pertaining to such shares of Company Common Stock.

          (d) Termination of Merger Fund. Any portion of the Merger Consideration deposited with the Paying Agent pursuant to this Section 2.10 and any interest received with respect thereto (the "Merger Fund") that remains undistributed to the holders of the Certificates for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation, upon, and in accordance with, any demand by the Surviving Corporation therefor, and any holders of Certificates who have not theretofore complied with this Section 2.10 shall thereafter look, as general creditors thereof, only to the Surviving Corporation for payment of their claim, if any, for the cash to which such holders may be entitled at such time, subject to applicable escheat and abandoned property and similar laws.

          (e) No Liability. None of Parent, Acquisition Sub, the Surviving Corporation, any of their respective Affiliates or the Paying Agent shall be liable to any Person in respect of any cash held in the Merger Fund delivered to a public official pursuant to any applicable escheat, abandoned property or similar law. If any Certificate shall not have been surrendered


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prior to two years after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such cash in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

          (f) Investment of Merger Fund. The Paying Agent shall invest the cash included in the Merger Fund as directed by the Surviving Corporation; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000. Any interest or other income resulting from such investments shall be paid to the Surviving Corporation; provided, that any such investment or any such payment of interest or other income may not delay the receipt by Holders of any Merger Consideration.

          (g) Transfer Taxes. If any cash is to be remitted to a Person (other than the Person in whose name the Certificate surrendered in exchange therefor is registered), it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Paying Agent that such Tax either has been paid or is not applicable.

          (h) Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Holder of a Certificate such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provisions of applicable state, local or foreign Tax law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing authority by the Surviving Corporation, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of the Certificate in respect of which such deduction and withholding was made by the Surviving Corporation.

          (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the Holder thereof is entitled pursuant to this Agreement.

          (j) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, any shares of Company Common Stock outstanding immediately prior to the Effective Time that are held by a holder of Company Common Stock (a "Dissenting Stockholder") who has neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who has demanded properly in writing appraisal for such shares and otherwise properly perfected and not withdrawn or lost such holder's rights (the "Dissenting Shares") in accordance with Section 262 of the DGCL shall not be converted into, or represent the right to receive, the Merger Consideration. Such Dissenting Stockholders will be entitled to receive payment of the appraised value of Dissenting Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 262 will thereupon be deemed to have been converted into, and represent the right to receive, the Merger Consideration in the manner provided in this Article II. Notwithstanding anything to the contrary contained in this Section 2.10, if the Merger is rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder's Dissenting Shares pursuant to Section 262 of the DGCL will cease. The Company will give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders' rights of appraisal. The Company will not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.

          (k) Adjustments to Prevent Dilution or Unjust Enrichment. If prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock distribution which in any such event is made on a pro rata basis to all holders of Company Common Stock, there is a change in the number of shares of Company Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Common Stock, then the Merger Consideration shall be equitably adjusted to eliminate the effects of such event.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except (i) as set forth in the corresponding section of the Company Disclosure Schedule, it being understood that matters disclosed pursuant to one section of the Company Disclosure Schedule shall be deemed disclosed with respect to any other section of the Company Disclosure Schedule where it is readily apparent that the matters so disclosed are applicable to such other sections, (ii) as disclosed in reasonable detail in the Company SEC Documents filed prior to the date of this Agreement or (iii) as expressly contemplated or permitted under this Agreement or any agreement contemplated hereby or thereby, the Company hereby represents and warrants to Parent and to Acquisition Sub as follows:

          Section 3.1 Organization. The Company and each of its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective organization and have the requisite power and authority to carry on their respective businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries are duly qualified or licensed to do business and are in good standing in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification or licensing necessary, other than where the failure to be so duly qualified, licensed and in good standing could not reasonably be expected to have a Company Material Adverse Effect. The Company has heretofore made available to Parent and Acquisition Sub true and complete copies of the Company's Certificate of Incorporation, as amended, in effect as of the

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date of this Agreement (the "Company Certificate of Incorporation") and the
Company's Amended and Restated Bylaws in effect as of the date of this Agreement (the "Company Bylaws") and the charter and bylaws (or similar organizational documents) of each of its Subsidiaries.

          Section 3.2 Authorization. (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and (subject to receipt of the Company Stockholder Approval) to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized, and this Agreement has been approved by the Special Committee and the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement (subject to receipt of the Company Stockholder Approval). This Agreement has been duly executed and delivered by the Company, and constitutes, assuming due authorization, execution and delivery of this Agreement by Parent and Acquisition Sub, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

          (b) The Special Committee, at a meeting duly called and held, has by vote of all its members approved and declared this Agreement and the Merger advisable and has determined that the Merger is fair to the Company's stockholders. The Company Board, at a meeting duly called and held, based upon the recommendation of the Special Committee and subject to the terms and conditions set forth herein, (i) has approved and declared this Agreement and the Merger advisable and has determined that the Merger is fair to the Company's stockholders and (ii) has recommended approval by the stockholders of the Company of this Agreement and the Merger, subject to the right of the Company Board to withdraw or modify its recommendation of this Agreement and the Merger.

          (c) Under Applicable Law and the Company Certificate of Incorporation, the affirmative vote of a majority of the votes represented by the shares of Company Common Stock outstanding on the record date, established by the Company Board in accordance with the Company Bylaws, Applicable Law and this Agreement, at the Special Meeting (the "Company Stockholder Approval") is the only vote of the Company's stockholders required to approve this Agreement and the transactions contemplated hereby, including the Merger.

          Section 3.3 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act, the DGCL, state insurance laws, state blue sky, securities or takeover laws and Nasdaq National Market requirements, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Company Certificate of Incorporation or the Company Bylaws or of the similar organizational documents of any Subsidiary thereof, (ii) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, require the consent from or the giving of notice to a Third Party pursuant to, or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets is bound, (iii) require any filing or registration with, or permit, authorization, consent or approval of, any Governmental Entity on the part of the Company or any of its Subsidiaries or
(iv) violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which the Company or any of its Subsidiaries is subject, excluding from the foregoing clauses (ii), (iii) and (iv) such conflicts, requirements, obligations, defaults, failures, breaches, rights or violations that could not reasonably be expected to have a Company Material Adverse Effect.

          Section 3.4 Capitalization. (a) As of the date hereof, the authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, (ii) 1,900,000 shares of non-voting preferred stock, par value $0.001 per share (the "Company Non-Voting Preferred Stock") and (iii) 100,000 shares of convertible voting preferred stock, par value $0.001 per share (the "Company Voting Preferred Stock").

          (b) (i) At the close of business on April 26, 2006, 33,295,044 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights;

               (ii) At the close of business on April 26, 2006, no shares of Company Non-Voting Preferred Stock were issued and outstanding;

               (iii) At the close of business on April 26, 2006, no shares of Company Voting Preferred Stock were issued and outstanding;

               (iv) At the close of business on April 26, 2006, 1,703,703 shares of Company Common Stock were held in the treasury of the Company or by its Subsidiaries;

               (v) At the close of business on April 26, 2006, 3,000,000 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding stock options issued under the Company's 1998 Key Employee Share Incentive Plan (the "Company 1998 Share Incentive Plan") of which 1,170,103 shares were subject to outstanding stock options;

               (vi) At the close of business on April 26, 2006, no shares of Company Common Stock were reserved for issuance upon the exercise of outstanding stock options issued under the Company's 1998 Employee Stock Option Plan (the "Company 1998 Employee Stock Option Plan") and 285,000 shares were subject to outstanding stock options;

               (vii) At the close of business on April 26, 2006, no shares of Company Common Stock were reserved for issuance upon the exercise of outstanding stock options issued under the Company's 1999 Special Agents' Stock Option Plan (the "Company 1999 Special Agents' Stock Option Plan") and 78,706 shares were subject to outstanding stock options;

               (viii) At the close of business on April 26, 2006, 426,535 shares of Company Common Stock were reserved for future issuance under the Employee Stock Purchase Plan and the Agent Stock Purchase Plan;

               (ix) At the close of business on April 26, 2006, 321,214 shares of Company Common Stock were reserved for future issuance under the Company's 401(k) Savings Plan;

               (x) At the close of business on April 26, 2006, 315,000 shares of Company Common Stock were subject to outstanding stock options under the agreements with individuals described in Section 3.4(c) below;

               (xi) At the close of business on April 26, 2006, restricted stock awards relating to 55,000 shares of Company Common Stock (the "Company Restricted Stock Awards") had been issued under the 1998 Key Employee Share Incentive Plan; and

               (xii) At the close of business on April 26, 2006, a Company Warrant relating to 25,000 shares of Company Common Stock was issued and outstanding.

          (c) The Company has delivered to Parent a correct and complete list as of the date set forth in Section 3.4(c) of the Company Disclosure Schedule of each outstanding option (collectively, the "Company Stock Options") to purchase shares of Company Common Stock issued under the Company 1998 Share Incentive Plan, the Company 1998 Employee Stock Option Plan and the Company 1999 Special Agents' Stock Option Plan (collectively, the "Company Stock Option Plans") and to purchase shares of Company Common Stock issued under the Stock Option Agreement for Andrew A. Boemi dated October 11, 2000, the Retainer Agreement for Billy Hill dated June 30, 1998 (as amended September 21, 1999 and April 10,
2001), the Employment Agreement for Val Rajic dated June 30, 1998 (as amended by the Settlement and Consulting Agreement dated August 10, 1999, as amended December 31, 2000) and the Employment Agreement for Charles Miller dated October 1, 1998 (as amended April 10, 2001 and as amended by the Separation Agreement and Release dated February 4, 2003), and each outstanding share of Company Common Stock subject to the Company Restricted Stock Awards that is still subject to forfeiture conditions granted under the Company 1998 Share Incentive Plan, including the holder, date of grant, exercise price (if applicable), number of shares of Company Common Stock subject thereto, the Company Stock Plan under which such Company Stock Option or Company Restricted Stock Award, as the case may be, was granted and, with respect to any Company Stock Option, whether the option is vested and exercisable.

          (d) Except for Company Stock Options, Company Restricted Stock Awards and the Company Warrant, and except as may be permitted to be issued, delivered or sold after the date hereof in accordance with Section 5.1, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement, and there are no outstanding contractual rights, including (without limitation) "phantom" equity contract or plan rights, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound the value of which is or are based on the value of the capital stock or other equity securities of the Company or of any Subsidiary. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of or any equity interests in any Subsidiary.

          (e) The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

          Section 3.5 Subsidiaries. Section 3.5 of the Company Disclosure Schedule sets forth a list of all of the Subsidiaries of the Company and their respective jurisdictions of incorporation. Except for an interest in QQLink.com, Inc. of not more than 1% percent which is owned by certain Company agents, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, free and clear of all Liens, and are validly issued, fully paid and nonassessable and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants with respect to any such Subsidiary's capital stock or equity interests, including any right obligating any such Subsidiary to issue, deliver or sell additional shares of its capital stock or other equity interests. Except for the capital stock and equity interests of its Subsidiaries, the Company does not own, directly or indirectly:
(i) any capital stock or other ownership interest in any corporation, limited liability company or other limited liability entity which is material to the business of the Company and its Subsidiaries, taken as a whole; or (ii) any ownership interest in any partnership, joint venture or other entity for or with respect to which the Company or any of its Subsidiaries has or would have unlimited liability.

          Section 3.6 SEC Documents. The Company has filed all reports, proxy statements, registration statements, forms and other documents required to be filed by it with the SEC since December 31, 2003 (collectively, including any exhibits and schedules thereto and all documents incorporated by reference therein, the "Company SEC Documents"). No Subsidiary of the Company is required to file any report, proxy statement, registration statement, form or other document with the SEC. None of the Company SEC Documents (other than the financial statements and notes and schedules thereto contained therein, as to which representations and warranties are made in Section 3.7), as of their respective filing and effective dates (or, if amended prior to the date of this Agreement, as of the respective filing and effective dates of such amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of such Company SEC Documents (as amended prior to the date of this Agreement, if amended prior to the date of this Agreement) complied in form and substance, in all material respects, with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed.

          Section 3.7 Financial Statements; No Undisclosed Liabilities. (a) The consolidated financial statements of the Company (including any notes and schedules thereto) included in the Company SEC Documents (i) complied as of their respective dates as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as in effect on the date of filing and effectiveness thereof, (ii) were prepared in accordance with GAAP as in effect on the dates of such financial statements, applied on a consistent basis (except as may be indicated therein or in the notes thereto and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) during the periods involved, (iii) are consistent, in all material respects, with the books and records of the Company and its Subsidiaries, and (iv) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods therein indicated (subject, in the case of unaudited statements, to normal year-end and audit adjustments which were not expected to be material in amount).

          (b) Except (i) as set forth, reflected or reserved against in the consolidated balance sheet (including the notes thereto) of the Company included in its annual report on Form 10-K for the fiscal year ended December 31, 2005,
(ii) as set forth, reflected or reserved against in any consolidated balance sheet (including the notes thereto) of the Company included in any other Company SEC Documents filed with the SEC after the filing date of such annual report,
(iii) for liabilities and obligations incurred since December 31, 2005 in the usual, regular and ordinary course of business consistent with past practice and not otherwise prohibited pursuant to this Agreement or (iv) for liabilities and obligations incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except in each case for such liabilities and obligations which could not reasonably be expected to have a Company Material Adverse Effect.

          (c) The annual statement for the fiscal year ended December 31, 2005 of each of Provident American Life & Health Insurance Company, United Benefit Life Insurance Company and Central Reserve Life Insurance Company filed with the Ohio Department of Insurance and of Continental General Insurance Company filed with the Nebraska Department of Insurance (collectively, the "Company State Regulatory Filings"), copies of which have been made available to Parent prior to the date hereof, fairly present in all material respects each such Subsidiary's respective financial condition as of the dates thereof and their respective results of operations and cash flows for the periods then ended in conformity with SAP, except as may be reflected in the notes thereto and subject to normal year-end adjustments. The other information contained in such annual statements presents in all material respects the information required to be contained therein in conformity with SAP consistently applied.

          Section 3.8 Proxy Statement. None of the information contained in the Proxy Statement (and any amendments thereof or supplements thereto) will at the time of the mailing of the Proxy Statement to the Company's stockholders, at the time of the Special Meeting, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made or omitted in the Proxy Statement relating to Parent, Acquisition Sub or their respective Affiliates based on information supplied by Parent, Acquisition Sub or their respective Affiliates for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act, except that no representation is made by the Company with respect to the statements made or omitted in the Proxy Statement relating to Parent, Acquisition Sub or their respective Affiliates based on information supplied by Parent, Acquisition Sub or their respective Affiliates for inclusion in the Proxy Statement.

          Section 3.9 Absence of Material Adverse Changes, etc. Other than in connection with or arising out of this Agreement, and the transactions and other agreements contemplated hereby, since December 31, 2005, the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the usual, regular and ordinary course consistent with past practice, and there has not been (i) a Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) any material change in accounting methods, principles or practices by the Company, except for such changes required by changes in SEC guidelines, GAAP or SAP, (v) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries which is not covered by insurance or (vi) any material amendment of any of the Plans of the Company or any of its Subsidiaries.

          Section 3.10 Taxes. Except for such matters as could not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have filed all Tax Returns required to be filed and have paid all Taxes shown to be due on such Tax Returns, (ii) all Tax Returns filed by the Company and each of its Subsidiaries are complete and accurate and disclose all Taxes required to be paid by the Company and each of its Subsidiaries for the periods covered thereby, (iii) none of the Company or any of its Subsidiaries has waived in writing any statute of limitations in respect of Federal income Taxes which waiver is currently in effect, (iv) the Tax Returns referred to in clause (i) relating to Federal income Taxes, in the case of the Company and each of its Subsidiaries (excluding Continental General Insurance Company) through December 31, 2003 and, in the case of Continental General Insurance Company through December 31, 2002, have been examined by the IRS or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (v) there is no material action, suit, investigation, audit, claim or assessment pending or proposed or, to the Knowledge of the Company, threatened in writing with respect to Taxes of the Company or any of its Subsidiaries, (vi) all deficiencies asserted or assessments made in writing as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full, (vii) there are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries except Liens relating to current Taxes not yet due,
(viii) all Taxes which the Company or any of its Subsidiaries are required by Applicable Law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company, (ix) no power of attorney has been granted by or with respect to the Company or any of the Subsidiaries with respect to any matter relating to Taxes other than for tax years which have been closed, (x) neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing agreement other than as disclosed in Section
3.10 of the Company Disclosure Schedule and (xi) neither the Company nor any of its Subsidiaries is treated as a partner in a partnership, joint venture or any other entity treated as a partnership other than interests in the Subsidiaries or interests in entities arising in the ordinary course of investing activities of the Company or the Subsidiaries.

          Section 3.11 Employee Benefit Plans. (a) The Company has heretofore delivered or made available to Parent true and complete copies of (i) each "employee benefit plan" as such term is defined in section 3(3) of ERISA, (ii) each material employment, consulting, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation or other equity-based, severance or termination pay, retention, change of control, collective bargaining, hospitalization or other medical, life or other employee benefit-related insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by the Company for the benefit of any employee or former employee of the

Company or any Subsidiary of the Company (collectively, the "Plans"), (iii) if any Plan is funded through a trust or any third party funding vehicle (including insurance), copies of such trust or other vehicle and (iv) with respect to each Plan (as applicable), the most recent actuarial and trust reports, the most recent Form 5500 and all schedules thereto, the most recent IRS determination letter and the current summary plan descriptions.

          (b) Section 3.11 of the Company Disclosure Schedule contains a true and complete list of all Plans, including all Plans pursuant to which any amounts may become vested or payable as a result of the consummation of the transactions contemplated hereby (either alone or in combination with other events). The consummation of the transactions contemplated hereby will not give rise to any payment or benefit (or acceleration of vesting of any amounts or benefits) that will be an "excess parachute payment" as defined in Section 280G of the Code.

          (c) The Company has no legally binding plan or commitment to create any additional Plan or modify or change any existing Plan that would be reasonably expected to result in material liabilities to the Company, except as may be required by Applicable Law or to avoid adverse tax consequences under
Section 409A of the Code.

          (d) The Company has not incurred and does not reasonably expect to incur (i) any material liability under Title IV of ERISA, including any such liability arising out of proceedings instituted by the PBGC, or (ii) any material liability under Title I of ERISA. No Plan is a "multiemployer plan" (as such term is defined in section 3(37) of ERISA).

          (e) Each of the Plans has been operated and administered in accordance with the terms of such Plan and all Applicable Laws, including ERISA and the Code, except where such noncompliance could not reasonably be expected to have a Company Material Adverse Effect, and no governmental audits, actions, suits or claims are pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened which, if adversely resolved, would reasonably be expected to have a Company Material Adverse Effect.

          (f) Each of the Plans which is intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and the Company has no Knowledge of an occurrence of an event since the date of such determination letter that would reasonably be expected to adversely affect such qualification or tax-exempt status, except in each case for any such failure to be qualified, failure to receive a favorable determination letter or occurrence which could not reasonably be expected to have a Company Material Adverse Effect. No Plan is a "multiple employer plan" for purposes of sections 4063 or 4064 of ERISA.

          (g) None of the Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Plans ended prior to the date of this Agreement.

          (h) No employee, director or consultant of the Company or any Subsidiary of the Company is or will become entitled to death or medical post-employment benefits by reason of service to the Company or its Subsidiaries, other than coverage mandated by section 4980B of the Code or similar state law, where the payment of any such benefits would reasonably be expected to have a Company Material Adverse Effect.

          Section 3.12 Environmental Matters. Except for matters that could not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, (ii) the operations of the Company and its Subsidiaries have not resulted in any contamination of any property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater or surface water) with any Hazardous Substance which contamination would require remediation pursuant to any Environmental Law, (iii) to the Knowledge of the Company, no property currently or formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation which contamination would require remediation pursuant to any Environmental Law, (iv) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has arranged for the treatment or disposal of any Hazardous Substance on any Third Party property undergoing cleanup pursuant to Environmental Laws, (v) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law and
(vi) neither the Company nor any of its Subsidiaries is subject to any written order, decree, injunction or indemnity with any Governmental Entity or any Third Party relating to liability under any Environmental Law or relating to Hazardous Substances. This Section 3.12 sets forth the sole representations and warranties of the Company with respect to environmental or workplace health or safety matters, including all matters arising under Environmental Laws.

          Section 3.13 Litigation; Compliance with Laws. (a) As of the date of this Agreement, there is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company that could reasonably be expected to have a Company Material Adverse Effect.

          (b) The businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that could not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is in possession of all certificates of authority, franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits could not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or threatened, except where the suspension or cancellation of any of the Company Permits could not reasonably be expected to have a Company Material Adverse Effect.

          Section 3.14 Intellectual Property. The Company and its Subsidiaries own or have a valid right to use all patents, trademarks, trade names, service marks, domain names, copyrights, and any applications and registrations therefor, technology, trade secrets, know-how, computer software and tangible and intangible proprietary information and materials (collectively, "Intellectual Property Rights") as are necessary in connection with the business of the Company and its Subsidiaries, taken as a whole, except where the failure to so own or have a valid right to use such Intellectual Property Rights could not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any Third Party, except where such infringement, misappropriation or violation could not reasonably be expected to have a Company Material Adverse Effect. No Third Party infringes, misappropriates or violates any Intellectual Property Rights owned or exclusively licensed by or to the Company or any of its Subsidiaries, except where such infringement, misappropriation or violation could not reasonably be expected to have a Company Material Adverse Effect.

          Section 3.15 Material Contracts. Neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that (i) is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) except for Contracts that are filed as exhibits to Company SEC Documents, (ii) materially limits or otherwise materially restricts the Company or any of its Subsidiaries from engaging or competing in any material line of business in any geographic area, except for such limitations or restrictions that are customary for such Contracts, (iii) would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC or (iv) may provide any person with a claim to indemnification under Section 5.6 of this Agreement (except as set forth in Section 5.6 of the Company Disclosure Schedule and in the Company Certificate of Incorporation and Company Bylaws). Each Contract of the type described in the first sentence of this Section 3.15 is referred to herein as a "Company Material Contract." Each Company Material Contract is a valid and binding obligation of the Company (or, if a Subsidiary of the Company is a party, such Subsidiary) and is in full force and effect, and the Company and each Subsidiary have performed all obligations required to be performed by them to date under each Company Material Contract, except where such noncompliance or nonperformance could not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice of, any violation of or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract or any other Contract to which it is a party or by which it or any of its properties or assets is bound, except in each case for violations or defaults that could not reasonably be expected to have a Company Material Adverse Effect.

          Section 3.16 Insurance. All material insurance policies carried by or covering the Company and the Subsidiaries with respect to their business, assets and properties are in full force and effect, and no written notice of cancellation has been received by the Company or any of its Subsidiaries with respect to any such insurance policy which has not been cured by the payment of premiums that are due, other than as could not reasonably be expected to have a Company Material Adverse Effect. The insurance coverage provided by such insurance policies (including as to deductibles and self-insured retentions) is reasonable and customary as compared to similarly situated companies engaged in a similar business.

          Section 3.17 Real Estate; Assets. (a) The Company or one of its Subsidiaries has good, valid and marketable title to each material parcel of real property owned in fee by the Company or any of its Subsidiaries (the "Company Fee Property") and a good and valid leasehold interest in each material parcel of real property leased by the Company or any of its Subsidiaries (the "Company Leased Property" and together with the Company Fee Property, the "Company Real Property") pursuant to a lease set forth in Section 3.17 of the Company Disclosure Schedule (the "Company Leases"), in each case where any such real property is necessary to the conduct of the business of the Company and its Subsidiaries as it is presently conducted. Section 3.17 of the Company Disclosure Schedule sets forth a true and complete list of all Company Real Property which is necessary to the conduct of the business of the Company and its Subsidiaries as it is presently conducted.
(i) The Company or one of its Subsidiaries has the right to use and occupancy of the Company Leased Property for the full term of the Company Lease relating thereto, except for any failure which could not reasonably be expected to have a Company Material Adverse Effect, (ii) each Company Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the parties thereto and there is no, nor has the Company or any of its Subsidiaries received notice of any, default (or any condition or event, which, after notice or a lapse of time or both would constitute a default thereunder) which would reasonably be expected to have a Company Material Adverse Effect and (iii) neither the Company nor any of its Subsidiaries has assigned its interest under any Company Lease or sublet any part of the premises covered thereby or exercised any option or right thereunder except as could not reasonably be expected to have a Company Material Adverse Effect.

          (b) The Company Fee Property is not subject to any Liens, except for:
(i) any such Liens for Taxes, assessments and other governmental charges not yet due and payable, or, if due, not delinquent or being contested in good faith by appropriate proceedings during which collection or enforcement against the Company Real Property is stayed, (ii) Liens imposed or promulgated by Applicable Law or any Governmental Entity with respect to real property, including zoning, building, environmental or similar restrictions, (iii) easements, licenses, covenants, conditions, minor title defects, mechanic's liens, rights-of-way and other similar restrictions and encumbrances, including any other agreements, restrictions or encumbrances which would be shown on a current title report or survey or similar report or listing and any other matters of record or (iv) where the existence of any such Liens could not reasonably be expected to have a Company Material Adverse Effect.

          Section 3.18 Labor and Employment. The Company and its Subsidiaries are in compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment (including termination of employment), wages, hours of work, occupational safety and health, and worker classification, and are not engaged in any unfair labor practices, except for such violations which could not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to employees and no such investigation is in progress which could reasonably be expected to have a Company Material Adverse Effect.

          Section 3.19 Opinion of Financial Advisors. The Special Committee and the Company Board have received the opinion of at least one of its financial advisors to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock.

          Section 3.20 Finders' and Other Fees. Except for UBS Securities LLC and Cochran Caronia Waller LLC, whose fees are disclosed in Section 3.20 of the Company Disclosure Schedule and will be paid by the Company, there is no investment banker, broker, finder or other similar intermediary which has been retained by, or is authorized to act on behalf of, the Special Committee, the Company or any Subsidiary of the Company, or any employee or consultant of the Company or any Subsidiary of the Company, that would be entitled to any fee, commission, sale bonus or similar payment from the Special Committee, the Company, any

Subsidiary of the Company, Parent, Acquisition Sub or any of Parent's or Acquisition Sub's Affiliates upon consummation of the transactions contemplated hereby.

          Section 3.21 State Takeover Statutes. The Company Board has, to the extent such statutes are applicable, taken all action (including appropriate approvals of the Company Board) necessary to render the business combination provisions of Section 203 of the DGCL inapplicable to the Merger, this Agreement and the transactions contemplated hereby. To the Knowledge of the Company, no other state takeover statute or similar charter or bylaw provisions are applicable to the Merger, this Agreement or the transactions contemplated hereby.

          Section 3.22 Reserves. The loss and loss adjustment expense reserves of the Company and the Subsidiaries reflected on the Company's December 31, 2005 balance sheet included in the financial statements that are in the Company SEC Documents have been prepared in accordance with loss reserving standards and principles accepted for use in the preparation of GAAP financial statements and the loss and loss adjustment expense reserves of the Subsidiaries of the Company that are insurance companies reflected on their respective December 31, 2005 balance sheets included in their annual statements filed with the respective insurance departments of their domiciliary states have been prepared in accordance with SAP, applied on a consistent basis, except where such accounting practices have been amended, supplemented or otherwise prescribed by the appropriate Governmental Authority.

          Section 3.23 Reinsurance and Retrocessions. Section 3.23 of the Company Disclosure Schedule sets forth a true and complete list of each reinsurance and retrocession treaty or agreement in force as of the date of this Agreement to which the Company or any of its Subsidiaries is a ceding party, any terminated or expired treaty or agreement under which there remains any outstanding liability from one reinsurer, in each case with respect to reserves ceded to such reinsurer in excess of $1,000,000 and any treaty or agreement with any Affiliate of the Company or any of its Subsidiaries, the effective date of each such treaty or agreement, and the termination date of any treaty or agreement which has a definite termination date. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in default in any respect as to any provision of any reinsurance or retrocession treaty or agreement or has failed to meet the underwriting standards required for any business reinsurance thereunder except for defaults which would not, individually or in the aggregate, have a Company Material Adverse Effect.

          Section 3.24 Investment Company. None of the Company or any of its Subsidiaries is an investment company required to be registered under the Investment Company Act of 1940, as amended.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                          OF PARENT AND ACQUISITION SUB

          Each of Parent and Acquisition Sub (each, an "Acquiror Entity") hereby jointly and severally represents and warrants to the Company as follows:

          Section 4.1 Organization. Each Acquiror Entity is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not reasonably be expected to have an Acquiror Entity Material Adverse Effect. Each Acquiror Entity is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to be so duly qualified, licensed and in good standing could not reasonably be expected to have an Acquiror Entity Material Adverse Effect.

          Section 4.2 Authorization. Each Acquiror Entity has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized, and this Agreement has been approved and adopted by the Board of Directors of each Acquiror Entity, and no other corporate proceedings (such as approval by the stockholders of Parent) on the part of either Acquiror Entity are necessary to authorize the execution, delivery and performance of this Agreement. Concurrently with the execution of this Agreement, Parent, as the sole stockholder of Acquisition Sub, is approving this Agreement and the transactions contemplated hereby, including the Merger. This Agreement has been duly executed and delivered by each Acquiror Entity and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of each Acquiror Entity, enforceable against each Acquiror Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

          Section 4.3 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act, the DGCL, state blue sky, securities or takeover laws and stock exchange requirements, neither the execution, delivery or performance of this Agreement by each Acquiror Entity nor the consummation by each Acquiror Entity of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the charter or bylaws of such Acquiror Entity, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, vesting, amendment, cancellation or acceleration or impose on either of the Acquiror Entities any obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any Contract to which any Acquiror Entity is a party or by which it or its assets is bound, (iii) require any filing or registration with, or permit, authorization, consent or approval of, any Governmental Entity on the part of either Acquiror Entity or (iv) violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which such Acquiror Entity is subject, excluding from the foregoing clauses (ii), (iii) and (iv) such conflicts, requirements, defaults, failures, breaches, rights or violations that could not reasonably be expected to have an Acquiror Entity Material Adverse Effect.

          Section 4.4 Proxy Statement. None of the information relating to the Acquiror Entities and supplied or to be supplied by either Acquiror Entity or its respective Affiliates specifically for inclusion in the Proxy Statement (and any amendments thereof or supplements thereto) will, at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Special Meeting, and as of the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by any Acquiror Entity with respect to statements made in any of the foregoing documents based upon information supplied by the Company or its Subsidiaries.

          Section 4.5 Acquisition Sub's Operations. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not, other than in connection with the transactions contemplated hereby or thereby and other than those incidental to its organization and maintenance of corporate existence, (i) engaged in any business activities, (ii) conducted any operations, (iii) incurred any liabilities or
(iv) owned any assets or property.

          Section 4.6 Ownership of Company Common Stock. Neither Acquiror Entity nor any of its respective "affiliates" or "associates" (as such terms are defined in Rule 12b-2 of the Exchange Act) is the "beneficial owner" (as such term is defined in the Company Certificate of Incorporation) of any shares of Company Common Stock.

          Section 4.7 Financing. Parent and Acquisition Sub have, and will continue to have through the Closing Date, sufficient funds available to them in cash or under existing credit lines to finance the payment of the Merger Consideration as contemplated by this Agreement and to otherwise perform their obligations hereunder.

          Section 4.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by either Acquiror Entity.

          Section 4.9 Litigation. As of the date of this Agreement, there is no action, suit, proceeding or investigation pending or, to the Knowledge of Parent or Acquisition Sub, threatened against either Acquiror Entity, at law or in equity, that could reasonably be expected to have an Acquiror Entity Material Adverse Effect.

                                    ARTICLE V
                            COVENANTS OF THE PARTIES

          Section 5.1 Conduct of the Business of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and each of its Subsidiaries that (except as (i) expressly permitted or required by any other provision of this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Schedule, (iii) as required by any Applicable Law, (iv) as required by a Governmental Entity of competent jurisdiction, (v) to the extent approved in writing by Parent prior to, or contemporaneously with, this Agreement or (vi) to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

          (a) Ordinary Course.

               (i) The Company and each of its Subsidiaries shall in all material respects carry on their respective businesses in the usual, regular and ordinary course and consistent with past practice. Without limiting the foregoing, the Company and its Subsidiaries shall use their commercially reasonable efforts to preserve substantially intact their present lines of business, maintain their rights and franchises and preserve substantially intact their current relationships with customers, suppliers and others having business dealings with them and keep available the services of their present officers and employees, in each case to the end that their ongoing businesses shall not be impaired in a manner that would reasonably be expected to have a Company Material Adverse Effect at the Effective Time.

               (ii) The Company shall not, and shall not permit any of its Subsidiaries to, incur or commit to any capital expenditures, except for (x) capital expenditures up to the aggregate amount set forth in a capital expenditure budget plan delivered to Parent prior to the date of this Agreement, (y) capital expenditures not covered by clause (x) up to an aggregate amount of $1,000,000 or (z) such other capital expenditures consented to by Parent.

          (b) Dividends; Changes in Share Capital. The Company shall not, and shall not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any of its capital stock (except for dividends by wholly-owned Subsidiaries of the Company), (ii) split, combine or reclassify any of its capital stock or issue any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

          (c) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares of capital stock or Company Voting Debt, other than (i) the issuance of shares of Company Common Stock (u) upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with the terms of the Company Stock Option Plans in effect as of the date of this Agreement, (v) upon the exercise of the Company Warrant, (w) in connection with Company Restricted Stock Awards, (x) to directors for payment of a portion of their directors' fees consistent with the Company's past practice, (y) pursuant to the 401(k) Savings Plan or (z) under the Employee Stock Purchase Plan and the Agent Stock Purchase Plan or (ii) issuances by a wholly-owned Subsidiary of the Company of capital stock to such Subsidiary's parent or another wholly-owned Subsidiary of the Company.

          (d) Governing Documents. The Company shall not amend or restate the Company Certificate of Incorporation or the Company Bylaws.

          (e) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire (or agree to acquire), in a single transaction or in a series of related transactions, any business or assets, other than transactions that are in the usual, regular and ordinary course of business or which involve assets having a purchase price not in excess of $250,000 individually or $1,000,000 in the aggregate.

          (f) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, dispose of, transfer or divest any assets (including capital stock of its

Subsidiaries), businesses or divisions other than transactions that are in the usual, regular and ordinary course of business or which involve assets having a current value of not in excess of $250,000 individually or $1,000,000 in the aggregate.

          (g) No Liens. The Company shall not, and shall not permit any of its Subsidiaries to, create, assume or otherwise consensually incur any Lien on any asset other than Liens (i) pursuant to, or permitted under, the Credit Facility,
(ii) incurred in the usual, regular and ordinary course of business consistent with past practice and (iii) which could not reasonably be expected to have a Company Material Adverse Effect.

          (h) Compensation; Severance. Except (i) as required by Applicable Law,
(ii) to satisfy contractual obligations existing on the date hereof or (iii) in the usual, regular and ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its Subsidiaries to, (1) pay or commit to pay any severance or termination pay other than severance or termination pay that is required to be paid pursuant to the terms of an existing Plan or contemplated by Section 5.1(h) of the Company Disclosure Schedule, (2) enter into any employment, deferred compensation, consulting, severance or other similar agreement (or any amendment to any such existing agreement) with any director or officer or key employee of the Company or any of its Subsidiaries, (3) increase or commit to increase in any material respect any employee benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, including wages, salaries, compensation, pension, severance, termination pay or other benefits or payments (except as required by an existing Plan or Applicable Law), (4) adopt or make any commitment to adopt any additional employee benefit plan, (5) make any contribution to any Plan, other than (A) regularly scheduled contributions and (B) contributions required pursuant to the terms thereof or Applicable Law, or (6) amend or extend or make any commitments to amend or extend any Plan in any material respect, except for amendments required by Applicable Law or to avoid adverse tax consequences under
Section 409A of the Code.

          (i) Accounting Methods; Income Tax Elections. The Company shall not, and shall not permit any of its Subsidiaries to, (i) change in any material respect its methods of accounting or accounting practice as in effect at December 31, 2005, except for any such change as required by reason of a change in SEC guidelines, GAAP or SAP, (ii) change its fiscal year, (iii) prepare or file any Tax Return materially inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any accounting method that is materially inconsistent with positions taken, elections made or accounting methods used in preparing or filing similar Tax Returns in prior periods or (iv) settle or compromise any material claim relating to Taxes.

          (j) Certain Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Contracts that limit or restrain the Company or any of its Subsidiaries or any of their respective Affiliates or successors, or that would, after the Effective Time, limit or restrict Parent, the Surviving Corporation or any of their respective Affiliates or successors, from engaging or competing in any business or in any geographic area or location.

          (k) Corporate Structure. The Company shall not, and shall not permit any of its Subsidiaries to, alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure of the Company or the corporate structure or ownership of the Subsidiaries.

          (l) Certain Prohibited Actions. The Company shall not, and shall not permit any of its Subsidiaries to, agree, authorize or enter into any commitment to take any action described in the foregoing subsections (a)-(k) of this
Section 5.1, except as otherwise permitted by this Agreement.

          Section 5.2 Stockholders' Meeting; Proxy Material. (a) Subject to the next two sentences of this Section 5.2(a), the Company shall, acting through the Company Board and in accordance with Applicable Law and the Company Certificate of Incorporation and the Company Bylaws, use its commercially reasonable best efforts to duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement and the Merger and shall use its reasonable best efforts to solicit proxies in favor of approval of this Agreement and the transactions contemplated hereby, including the Merger. The Company Board shall recommend that holders of shares of Company Common Stock vote for approval of this Agreement and the transactions contemplated hereby, including the Merger (the "Company Recommendation"); provided, that, notwithstanding anything in this Agreement to the contrary, the Company Board may determine (i) not to make or may withdraw, modify or change in any manner adverse to Parent or Acquisition Sub such recommendation (a "Change in Recommendation") and (ii) not to solicit proxies in favor of approval of this Agreement and the transactions contemplated hereby, including the Merger, if, in the case of both clauses (i) and (ii), the Company Board has determined in good faith, after consultation with its independent legal and financial advisors, that (A) the Company has received a Superior Proposal or (B) it would be consistent with its fiduciary responsibilities to the Company's stockholders under Applicable Law to so withdraw, modify or change such recommendation (regardless of the existence of a Superior Proposal at such time). The Company may, if it receives an Acquisition Proposal, delay the mailing of the Proxy Statement or the holding of the Special Meeting, in each case for such time as is necessary for the Company Board to consider such Acquisition Proposal and to determine the effect, if any, on its recommendation in favor of the Merger.

          (b) Promptly following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the approval of the Merger by the Company's stockholders (as amended or supplemented, the "Proxy Statement"). Parent, Acquisition Sub and the Company shall cooperate with each other in connection with the preparation of the Proxy Statement. The Company will use its commercially reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing.

          (c) The Company shall as promptly as practicable notify Parent and Acquisition Sub of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. Subject to the last two sentences of Section 5.2(a), the Company will use its commercially reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall cooperate and provide Parent and Acquisition Sub with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and the parties hereto will provide each other with copies of all such filings made and correspondence with the SEC. If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by Applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company. Notwithstanding the foregoing, the Company shall not be required to take any of the actions provided for under Section 5.2(b) or this Section 5.2(c) if the Company Board determines in good faith, after consultation with its independent legal and financial advisors, that (A) the Company has received a Superior Proposal or (B) it would not be consistent with its fiduciary responsibilities to the Company's stockholders under Applicable Law to take such actions (regardless of the existence of a Superior Proposal at such time).

          Section 5.3 Access to Information. Upon reasonable advance notice, between the date of this Agreement and the Closing Date, the Company shall (i) give Parent, Acquisition Sub, and its and their respective counsel, financial advisors, Affiliates, auditors and other authorized representatives (collectively, "Acquiror's Representatives") reasonable access during normal business hours to the offices, properties, books and records (including Tax Returns and other Tax-related information) of the Company and its Subsidiaries,
(ii) furnish to Acquiror's Representatives such financial and operating data and other information (including Tax Returns and other Tax-related information) relating to the Company, its Subsidiaries and their respective operations as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate with Parent and Acquisition Sub in their investigation of the business of the Company and its Subsidiaries; provided, however, that such access shall only be provided to the extent that such access would not violate Applicable Laws or the terms of any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective assets are subject. Any information relating to the Company or its Subsidiaries made available pursuant to this Section 5.3, shall be subject to the provisions of the Confidentiality Agreement. Neither Parent nor Acquisition Sub shall, and Parent and Acquisition Sub shall cause each of the Acquiror's Representatives not to, use any information acquired pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated hereby.

          Section 5.4 No Solicitation. From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not (whether directly or indirectly through Affiliates, advisors, agents or other intermediaries), and the Company shall direct and cause its and its Subsidiaries' respective officers, directors, Affiliates, advisors, representatives or other agents of the Company not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiries or the making or submission of any proposal that constitutes an Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person that has made an Acquisition Proposal or to any Person that has disclosed to the Company that it is in contemplation of an Acquisition Proposal or (iii) accept an Acquisition Proposal or enter into any agreement or agreement in principle (other than an Acceptable Confidentiality Agreement), providing for or relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby. Notwithstanding the previous sentence, if at any time prior to the consummation of the Merger, (a) the Company has received an Acquisition Proposal from a Third Party and (b) the Company Board determines in good faith, after consultation with its independent legal and financial advisors, that such Acquisition Proposal could result in a Superior Proposal, then the Company may take any of the actions described in clause (ii) of this
Section 5.4; provided, that the Company (A) will provide notice to Parent and Acquisition Sub of the receipt of such Acquisition Proposal within two (2) Business Days after the Company Board has Knowledge of the receipt thereof, (B) will not disclose any information to such Person without entering into an Acceptable Confidentiality Agreement and (C) will promptly provide to Parent and Acquisition Sub any non-public information concerning the Company provided to such other Person which was not previously provided to Parent and Acquisition Sub. Nothing contained in this Section 5.4 shall prohibit the Company or the Company Board from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by Applicable Law or any disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with its independent legal and financial advisors, such disclosure is consistent with its fiduciary responsibilities to the Company's stockholders under Applicable Law.

          Section 5.5 Real Estate Transfer Taxes. The Company shall pay all state or local real property transfer, gains or similar Taxes, if any (collectively, the "Transfer Taxes"), attributable to the transfer of the beneficial ownership of the Company's and any of its Subsidiaries' real properties, and any penalties or interest with respect thereto, payable in connection with the consummation of the Merger. The Company shall cooperate with Parent in the filing of any returns with respect to the Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and any of its Subsidiaries and any information with respect to such properties that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real properties of the Company and any of its Subsidiaries shall be determined by Parent in its reasonable discretion. The stockholders of the Company (who are intended third-party beneficiaries of this Section 5.5) shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 5.5 in the preparation of any return with respect to the Transfer Taxes.

          Section 5.6 Director and Officer Liability. (a) Parent shall, or shall cause the Surviving Corporation to, honor all rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the Effective Time and rights to advancements of expenses relating thereto now existing in favor of the current or former directors, officers, employees or agents of the Company and its Subsidiaries (the "Indemnitees") as provided in their respective charters (or similar constitutive documents) or bylaws or in any indemnification agreement set forth in Section 5.6 of the Company Disclosure Schedule and all such rights shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would materially and adversely affect the rights thereunder of any such Indemnitees, unless an alteration or modification of such documents is required by Applicable Law or the Indemnitee affected thereby otherwise consents in writing thereto.

          (b) For six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such Person covered at or prior to the Effective Time by the Company's officers' and directors' liability insurance policy maintained by the Company and in effect as of the date hereof on terms with respect to coverage and amount no less favorable than those of the policy in effect on the date hereof and described in
Section 5.6 of the Company Disclosure Schedule; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200% of the current annual premium paid by the Company for such insurance (the "Maximum Amount") to maintain or procure insurance coverage pursuant hereto, it being understood that if the Surviving Corporation is purchasing multi-year coverage the Maximum Amount shall be deemed to be the Maximum Amount computed using such 200% factor multiplied by the number of years of such coverage; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall maintain or procure, for such six-year period, the most advantageous policy of directors' and officers' insurance obtainable for an average annual premium equal to the Maximum Amount. Section
5.6 of the Company Disclosure Schedule sets forth the last annual premium paid prior to the date hereof.

          (c) This Section 5.6 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnitees referred to herein, their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.

          (d) If the Surviving Corporation or any of its successors or assigns
(i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.6, and none of the actions described in clause (i) or (ii) of this sentence shall be taken until such provision is made.

          (e) The obligations of the Company and the Surviving Corporation under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.6 applies without the consent of such affected Indemnitee.

          Section 5.7 Certain Filings. (a) Parent, Acquisition Sub and the Company shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from any non-governmental Third Parties to any Company Material Contracts, in connection with the consummation of the transactions contemplated hereby (it being understood that each party shall consult with the other in connection with any material modifications to the relevant regulatory filing to obtain the Ohio Approval Order and the Nebraska Approval Order, and shall not modify such filings in any manner that would contravene such party's obligation to use commercially reasonable best efforts to obtain such regulatory approvals as promptly as practicable) and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the provisions of this Section 5.7, the Company shall, and Parent and Acquisition Sub shall, cause its "ultimate parent entity" to file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby within ten (10) Business Days of the date of this Agreement, and, subject to
Section 5.7(c), each party will use its reasonable best efforts to take or cause to be taken all actions necessary, including to comply promptly and fully with any requests for information from regulatory Governmental Entities, to obtain any clearance, waiver, approval or authorization that is necessary to enable the parties to consummate the transactions contemplated hereby. Further, without limiting the provisions of this Section 5.7, Parent and Acquisition Sub shall make Form A filings with the respective Insurance Regulatory Authorities in each of the States of Ohio and Nebraska with respect to the transactions contemplated hereby within ten (10) Business Days of the date of this Agreement with respect to seeking the Ohio Approval Order and the Nebraska Approval Order, respectively. Parent shall promptly make any and all other filings and submissions of information with the Insurance Regulatory Authorities which are required or requested by Insurance Regulatory Authorities to obtain the approvals required by such Insurance Regulatory Authorities to consummate the transactions contemplated hereby. The Company agrees to furnish Parent with such information and reasonable assistance as Parent may reasonably request in connection with its preparation of the Form A filings and other filings or submissions. Parent shall keep the Company apprised on a timely basis in reasonable detail of its actions with respect to all such filings and submissions and shall provide the Company with copies of any Form A filings and other filings or submissions in connection with the transactions contemplated by this Agreement.

          (b) Subject to Section 5.7(c), (i) the Company, Parent and Acquisition Sub shall each use its commercially reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Regulatory Law and (ii) if any administrative, judicial or legislative action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the transactions contemplated hereby as violative of any Regulatory Law, the Company, Parent and Acquisition Sub shall each cooperate in all respects and use its respective commercially reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated hereby, including by pursuing all reasonable avenues of administrative and judicial appeal.

          (c) Each of the Company, Parent and Acquisition Sub shall (i) subject to any restrictions under any Regulatory Law, to the extent practicable, promptly notify each other of any communication to that party from any Governmental Entity (including the Federal Trade Commission, the Antitrust Division of the Department of Justice, the Ohio Department of Insurance and the Nebraska Department of Insurance) with respect to this Agreement and the transactions and other agreements contemplated hereby and permit the other party to review in advance any proposed written communication to any Governmental Entity, (ii) unless required by Applicable Law, not agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to this Agreement and the transactions and other agreements contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat, in each case to the extent practicable, (iii) subject to any restrictions under any Regulatory Law, furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives on the one hand, and any Governmental Entity or members of its staff on the other hand, with respect to this Agreement and the transactions and other agreements contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements and to the attorney client privilege or work product doctrine) and (iv) furnish the other party with such necessary information and reasonable assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Entities in connection with this Agreement and the transactions and other agreements contemplated hereby and thereby, including any filings necessary or appropriate under the provisions of any Regulatory Law.

          (d) Between the date of this Agreement and the Closing Date, the Company shall furnish to Parent any federal Tax Return prior filing such Tax Return with the IRS.

          Section 5.8 Commercially Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each party hereto shall use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate the transactions contemplated hereby.

          Section 5.9 Public Announcements. None of the Company, Parent, Acquisition Sub, or any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other parties, except to the extent required by law or by any listing agreement with, or the policies of, a national securities exchange and after reasonable prior notice to the other parties hereto.

          Section 5.10 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or may become applicable to the transactions contemplated hereby, the Company, Parent and Acquisition Sub shall use their respective commercially reasonable best efforts to grant such approvals not take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

          Section 5.11 Certain Notifications. Between the date hereof and the Effective Time, the Company shall promptly notify Parent and Acquisition Sub of
(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, other than where the failure to obtain such consent could not reasonably be expected to have a Company Material Adverse Effect, (ii) any notice or communication from any Governmental Entity in connection with the transactions contemplated hereby and (iii) any action, suit, charge, complaint, grievance or proceeding commenced or, to the Company's Knowledge, threatened against the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section
3.13 or which relates to the consummation of the transactions contemplated hereby. Between the date hereof and the Effective Time, Parent and Acquisition Sub shall promptly notify the Company of any action, suit, charge, complaint, grievance or proceeding commenced or, to the Knowledge of Parent or Acquisition Sub, threatened against Parent or Acquisition Sub which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
Section 4.10 or which relates to the consummation of the transactions contemplated hereby. Between the date hereof and the Effective Time, each party shall promptly notify the other parties hereto in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in Article VI.

          Section 5.12 Third Party Consents. Between the date hereof and the Effective Time, the Company shall use commercially reasonable best efforts to obtain the third party consents set forth in Section 3.3 of the Company Disclosure Schedule.

          Section 5.13 Advisory Fees, etc. Pursuant to engagement letters entered into between the Company and each of UBS Securities LLC and Cochran Caronia Waller LLC each dated as of December 5, 2005, the Company agrees (and Parent and Acquisition Sub agree) that, if the Closing occurs, the Company will provide to each of UBS Securities LLC and Cochran Caronia Waller LLC at the Closing a cash amount sufficient to pay in full all of such financial advisors' respective fees and expenses with respect to the transactions contemplated hereby up to the amounts disclosed in Section 3.20 of the Company Disclosure Schedule but only the extent not previously paid or reimbursed.

          Section 5.14 Employees and Employee Benefit Plans. (a) For a period of not less than one year following the Closing Date, the Surviving Corporation shall provide all individuals who are employees of the Company and the Subsidiaries (including employees who are not actively at work on account of illness, disability or leave of absence) on the Closing Date (the "Affected Employees"), while employed by the Company or the Subsidiaries, with compensation and benefits which are substantially comparable in the aggregate to the compensation and benefits provided to such Affected Employees as of the date of this Agreement. Nothing contained in this Section 5.14 shall be deemed to grant any Affected Employee any right to continued employment after the Closing Date. The Surviving Corporation shall continue to provide and recognize all accrued but unused paid time off of Affected Employees as of the Closing Date. Any preexisting condition clause in any of the welfare plans (including medical, dental and disability coverage) established or maintained by the Surviving Corporation after the Closing Date shall be waived for the Affected Employees, and Affected Employees shall be credited with service with the Company for all purposes under such plans.

          (b) For the period beginning on the Closing Date and ending no earlier than the first anniversary of the Closing Date, the Surviving Corporation shall provide notice of termination or pay in lieu thereof and severance pay, if applicable, to Affected Employees that is no less favorable than under the current practices of the Company and the Subsidiaries as in effect as of the date hereof, which are disclosed in Section 5.14 of the Company Disclosure Schedule.

          (c) The Surviving Corporation and the Subsidiaries shall be responsible for all liabilities or obligations under the Worker Adjustment and Retraining Notification Act and similar state and local rules, statutes and ordinances resulting from the Closing or from the actions of the Surviving Corporation or any Subsidiary following the Closing. The Surviving Corporation shall be liable for any workers' compensation or similar workers' protection claims of any Affected Employee incurred prior to the Closing Date.

          Section 5.15 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the Nasdaq National Market and terminate registration under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time.

          Section 5.16 Cooperation Relating to Pre-Closing Transaction. The Company shall, subject to the proviso that follows, cooperate in good faith with Parent if and when Parent reasonably requests that certain Company assets or insurance reserves be transferred to a Third Party immediately prior to the Effective Time or that a reinsurance transaction be entered into contemporaneously with or immediately prior to the Effective Time ("Pre-Closing Transaction"); provided, however, that the Company shall not be required with respect to a Pre-Closing Transaction if Parent does not, prior to consummation of the Pre-Closing Transaction, deposit the executed Certificate of Merger with a mutually agreed agent in Delaware for filing and also deposit the Merger Consideration with the Paying Agent or if the Company is otherwise not satisfied in its good faith judgment that there is no risk that the Merger will not be consummated.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

          Section 6.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of the Company, Parent and Acquisition Sub to effect the Merger are subject to the satisfaction or, to the extent permitted by Applicable Law, the waiver on or prior to the Effective Time of each of the following conditions:

          (a) The Company Stockholder Approval shall have been obtained at the Special Meeting.

          (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) Other than the filing provided for in Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Acquisition Sub (including the Ohio Approval Order and the Nebraska Approval Order) shall have been made or obtained (as the case may be), except for those (other than the Ohio Approval Order and the Nebraska Approval Order) the failure to be made or obtained could not reasonably be expected to have a Company Material Adverse Effect or an Acquiror Entity Material Adverse Effect.

          (d) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the Merger, and no federal or state Governmental Entity shall have instituted any proceeding that is pending seeking any such judgment, decree, injunction or other order to prohibit the consummation of the Merger.

          Section 6.2 Conditions to the Company's Obligation to Effect the Merger. The obligation of the Company to effect the Merger shall be further subject to the satisfaction or, to the extent permitted by Applicable Law, the waiver on or prior to the Effective Time of each of the following conditions:

          (a) The representations of Parent and Acquisition Sub contained in the first sentence of Section 4.1 (Organization) and in Section 4.2 (Authorization) shall be true and correct in all respects with regard to any such representations containing the qualifications "materially" or "material" or any other qualifications based on such terms or based on the defined term Acquiror Entity Material Adverse Effect, and shall be true and correct in all material respects, both individually and in the aggregate, with regard to any representation not so qualified, in each case as of the Effective Time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all respects as of such earlier date). The representations and warranties of Parent and Acquisition Sub contained in this Agreement other than those listed in the preceding sentence shall be true and correct in all respects when made and as of the Effective Time as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to the words "materially" or "material" or to any qualifications based on such terms or based on the defined term "Acquiror Entity Material Adverse Effect," except where the failure of all such representations and warranties to be true and correct could not reasonably be expected to have an Acquiror Entity Material Adverse Effect.

          (b) Parent and Acquisition Sub shall have performed in all material respects their respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by them at or prior to the Effective Time pursuant to the terms hereof.

          (c) The Company shall have received certificates signed on behalf of Parent and Acquisition Sub by an executive officer of each of Parent and Acquisition Sub, dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

          Section 6.3 Conditions to Parent's and Acquisition Sub's Obligations to Effect the Merger. The obligations of Parent and Acquisition Sub to effect the Merger shall be further subject to the satisfaction, or to the extent permitted by Applicable Law, the waiver on or prior to the Closing of each of the following conditions:

          (a) The representations of the Company contained in the first sentence of Section 3.1 (Organization), in Section 3.2 (Authorization) and in Section 3.4 (Capitalization) shall be true and correct in all respects with regard to any such representations containing the qualifications "materially" or "material" or any other qualifications based on such terms or based on the defined term Company Material Adverse Effect, and shall be true and correct in all material respects, both individually and in the aggregate, with regard to any representation not so qualified, in each case as of the Effective Time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all respects as of such earlier date). The representations and warranties of the Company contained in this Agreement other than those listed in the preceding sentence shall be true and correct in all respects when made and as of the Effective Time as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to the words "materially" or "material" or to any qualifications based on such terms or based on the defined term "Company Material Adverse Effect," except where the failure of all such representations and warranties to be true and correct could not reasonably be expected to have a Company Material Adverse Effect.

          (b) The Company shall have performed in all material respects each of its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof.

          (c) Parent and Acquisition Sub shall have received certificates signed on behalf of the Company by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

                                  ARTICLE VII
                                  TERMINATION

          Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after obtaining the Company Stockholder Approval, by action taken by the Board of Directors of the terminating party or parties:

          (a) by mutual written consent of Parent, Acquisition Sub and the Company;

          (b) by the Company, Parent or Acquisition Sub if the Closing shall not have occurred on or before December 31, 2006 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation (including such party's obligation under Section 5.7) or other breach under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date;

          (c) by the Company, Parent or Acquisition Sub if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable;

          (d) by the Company, Parent or Acquisition Sub if at the Special Meeting or any adjournment thereof the Company Stockholder Approval shall not have been obtained;

          (e) by Parent or Acquisition Sub, if (i) the Company Board or any committee thereof shall have effected a Change in Recommendation or (ii) the Company Board or any committee thereof shall have approved or recommended any Acquisition Proposal;

          (f) by the Company, if there is a breach by Parent or Acquisition Sub of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.2(a) or 6.2(b) and which has not been cured (or is not capable of being cured) within twenty (20) Business Days following receipt by Parent or Acquisition Sub, as the case may be, of written notice from the Company of such breach;

          (g) by Parent or Acquisition Sub, if there is a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.3(a) or 6.3(b) and which has not been cured (or is not capable of being cured) within twenty (20) Business Days following receipt by the Company of written notice from Parent and Acquisition Sub of such breach; or

          (h) by the Company if (A) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement and (B) the Company prior to or concurrently with such termination pays to Parent in immediately available funds the Termination Fee.

          The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

          Section 7.2 Effect of Termination. If this Agreement is terminated by either the Company, Parent or Acquisition Sub as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company, Parent or Acquisition Sub or their respective officers or directors, except as provided in this Article VII, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither the Company nor Parent or Acquisition Sub shall be relieved or released from any liabilities or damages arising out of any willful or knowing breach of this Agreement and except that the Confidentiality Agreement shall survive such termination.

          Section 7.3 Fees and Expenses. (a) The Company agrees to pay Parent (or its designees) the sum of $6,150,000 (the "Termination Fee") if this Agreement is terminated by the Company pursuant to Section 7.1(h) or by Parent or Acquisition Sub pursuant to Section 7.1(e).

          (b) The Company agrees to reimburse Parent (or its designees) for all out-of-pocket expenses of Parent and its Affiliates (the "Expenses"), including fees and expenses of financial advisors, outside legal counsel and accountants, incurred in connection with the transactions contemplated hereby and fees and expenses incurred in connection with the proposed financing of the Merger, up to a maximum amount of Expenses of $500,000, if this Agreement is terminated by the Company, Parent or Acquisition Sub pursuant to Section 7.1(d) or Section 7.1(g); provided, that on or before the date of any such termination described in this
Section 7.3(b), an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board and, in the case of Section 7.1(d) only, such Acquisition Proposal shall not have been withdrawn prior to the Special Meeting.

          (c) In addition to the amounts payable to Parent (or its designees) under Section 7.3(b), the Company agrees to pay Parent (or its designees) the Termination Fee (less the amounts payable under Section 7.3(b)) if this Agreement is terminated by the Company, Parent or Acquisition Sub pursuant to
Section 7.1(d) or Section 7.1(g); provided, that (I) on or before the date of any such termination described in this Section 7.3(c), an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board and, in the case of Section 7.1(d) only, such Acquisition Proposal shall not have been withdrawn prior to the Special Meeting, (II) within nine (9) months of any such termination the Company or a Third Party consummates, or the Company enters into a definitive agreement with a Third Party for, a transaction that would qualify as a Superior Proposal and (III) in the case of a termination pursuant to Section 7.1(g) only, the breach giving rise to such termination was intentional.

          (d) Any payment required to be made pursuant to Section 7.3(a), (b) or
(c) shall be made (X) concurrently with a termination by the Company giving rise to the payments provided for in Section 7.3(a) or Section 7.3(b) or (Y) not more than three (3) Business Days after the satisfaction of the conditions provided for in Section 7.3(c). All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

          (e) Except as otherwise provided in this Section 7.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                                  ARTICLE VIII
                                 MISCELLANEOUS

          Section 8.1 Definitions. As used in this Agreement, the following terms have the meanings specified or referred to in this Section 8.1 and shall be equally applicable to both singular and plural forms. Any agreement referred to below means such agreement as amended, supplemented or modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

     "ACCEPTABLE CONFIDENTIALITY AGREEMENT" means a confidentiality agreement with terms and conditions no less favorable to the Company than the Confidentiality Agreement, but which may exclude standstill provisions.

     "ACQUIROR ENTITY" has the meaning set forth in the first sentence of
Article IV.

     "ACQUIROR ENTITY MATERIAL ADVERSE EFFECT" means any effect, change or development that, individually or in the aggregate, with other effects, changes or developments, is material and adverse to the financial condition, business operations or results of operations of the Acquiror Entities taken as a whole or could be reasonably expected to adversely affect the ability of any Acquiror Entity to consummate the Merger or other transactions contemplated hereby; provided, however, that to the extent any effect, change or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been an "Acquiror Entity Material Adverse Effect": (i) the announcement of the execution of this Agreement, actions contemplated by this Agreement or the performance of obligations under this Agreement, (ii) factors affecting the economy or financial markets as a whole or generally affecting the life or health insurance industries and not disproportionately affecting the Acquiror Entities, (iii) the suspension of trading in securities generally on the New York Stock Exchange or the Nasdaq National Market, and (iv) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof.

     "ACQUIROR'S REPRESENTATIVES" has the meaning set forth in Section 5.3.

     "ACQUISITION PROPOSAL" means any offer or proposal regarding a merger, consolidation, share exchange, recapitalization, reclassification, liquidation or other business combination involving the Company or the acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its Material Subsidiaries then outstanding, or any tender offer (including self-tenders) or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of the Company or any of its Material Subsidiaries, or a substantial portion of the assets of, the Company or any of its Subsidiaries taken as a whole, other than the transactions contemplated hereby.

     "ACQUISITION SUB" has the meaning set forth in the introductory paragraph of this Agreement.

     "ACQUISITION SUB BYLAWS" has the meaning set forth in Section 2.3.

     "ACQUISITION SUB CERTIFICATE OF INCORPORATION" has the meaning set forth in
Section 2.2.

     "AFFECTED EMPLOYEES" has the meaning set forth in Section 5.14(a).

     "AFFILIATE" has the meaning as defined in Rule 12b-2 under the Exchange
Act.

     "AGREEMENT" means this Agreement and Plan of Merger by and among Parent, Acquisition Sub and the Company.

     "APPLICABLE LAW" means all applicable laws, statutes, orders, rules, regulations and all applicable legally binding policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Entity.

     "BUSINESS DAY" means any day on which banks are not required or authorized to close in the City of New York.

     "CERTIFICATE" has the meaning set forth in Section 2.7.

     "CERTIFICATE OF MERGER" has the meaning set forth in Section 1.3.

     "CHANGE IN RECOMMENDATION" has the meaning set forth in Section 5.2(a).

     "CLOSING" has the meaning set forth in Section 1.2.

     "CLOSING DATE" has the meaning set forth in Section 1.2.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "COMPANY" has the meaning set forth in the introductory paragraph of this Agreement.

     "COMPANY 1998 SHARE INCENTIVE PLAN" has the meaning set forth in Section 3.4(b)(v).

     "COMPANY 1998 EMPLOYEE STOCK OPTION PLAN" has the meaning set forth in
Section 3.4(b)(vi).

     "COMPANY 1999 SPECIAL AGENTS' STOCK OPTION PLAN" has the meaning set forth in Section 3.4(b)(vii).

     "COMPANY BOARD" has the meaning set forth in the first recital of this Agreement.

     "COMPANY BYLAWS" has the meaning set forth in Section 3.1.

     "COMPANY CERTIFICATE OF INCORPORATION" has the meaning set forth in Section 3.1.

     "COMPANY COMMON STOCK" has the meaning set forth in the first recital of this Agreement.

     "COMPANY DISCLOSURE SCHEDULE" means the disclosure schedule delivered by the Company to Parent dated the date hereof, which disclosure schedule relates to this Agreement and is designated therein as the Company Disclosure Schedule.

     "COMPANY FEE PROPERTY" has the meaning set forth in Section 3.17(a).

     "COMPANY LEASED PROPERTY" has the meaning set forth in Section 3.17(a).

     "COMPANY LEASES" has the meaning set forth in Section 3.17(a).

     "COMPANY MATERIAL ADVERSE EFFECT" means any effect, change or development that, individually or in the aggregate, with other effects, changes or developments, is material and adverse to the financial condition, business operations or results of operations of the Company and its Subsidiaries taken as a whole, as the case may be, or could reasonably be expected to materially and adversely affect the ability of the Company to consummate the Merger or other transactions contemplated hereby; provided, however, that to the extent any effect, change or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a "Company Material Adverse Effect": (i) the announcement of the execution of this Agreement, actions contemplated by this Agreement or the performance of obligations under this Agreement (in each case, including any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees), (ii) factors affecting the economy or financial markets as a whole or generally affecting the life or health insurance industries or the lines of business of the type in which the Company engages and not disproportionately affecting the Company or any of its Subsidiaries, (iii) the suspension of trading in securities generally on the New York Stock Exchange or the Nasdaq National Market and (vi) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof.

     "COMPANY MATERIAL CONTRACT" has the meaning set forth in Section 3.15.

     "COMPANY NON-VOTING PREFERRED STOCK" has the meaning set forth in Section 3.4(a)(ii).

     "COMPANY PERMITS" has the meaning set forth in Section 3.13(b).

     "COMPANY REAL PROPERTY" has the meaning set forth in Section 3.17(a).

     "COMPANY RECOMMENDATION" has the meaning set forth in Section 5.2(a).

     "COMPANY RESTRICTED STOCK AWARDS" has the meaning set forth in Section 3.4(b)(viii).

     "COMPANY SEC DOCUMENTS" has the meaning set forth in Section 3.6.

     "COMPANY STATE REGULATORY FILINGS" has the meaning set forth in Section 3.7(c).

     "COMPANY STOCK OPTION PLANS" has the meaning set forth in Section 3.4(c).

     "COMPANY STOCK OPTIONS" has the meaning set forth in Section 3.4(c).

     "COMPANY STOCK PLANS" means the Company Stock Option Plans, the Company's 2000 Employee Stock Purchase Plan and the Company's 2000 Agent Stock Purchase Plan.

     "COMPANY STOCKHOLDER APPROVAL" has the meaning set forth in Section 3.2(c).

     "COMPANY VOTING PREFERRED STOCK" has the meaning set forth in Section 3.4(a)(iii).

     "COMPANY WARRANT" has the meaning set forth in Section 2.9.

     "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement, dated as of January 5, 2006 and amended on March 20, 2006, by and between Great American Financial Resources, Inc. and UBS Securities LLC and Cochran Caronia Waller LLC, on behalf of the Company.

     "CONSTITUENT CORPORATIONS" has the meaning set forth in the introductory paragraph of this Agreement.

     "CONTRACT" means any written or oral agreement, contract, commitment, lease, license, contract, note, bond, mortgage, indenture, arrangement or other instrument or obligation.

     "CREDIT FACILITY" means the Credit and Security Agreement dated as of December 23, 2003, as amended, by and among the Company, certain of its Subsidiaries, National City Bank, The CIT Group/Equipment Financing, Inc. and each of the lenders, guarantors and financial institutions party thereto.

     "DGCL" has the meaning set forth in Section 1.1.

     "DISSENTING SHARES" has the meaning set forth in Section 2.10(j).

     "DISSENTING STOCKHOLDER" has the meaning set forth in Section 2.10(j).

     "EFFECTIVE TIME" has the meaning set forth in Section 1.3.

     "ENVIRONMENTAL LAW" means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, common law or legally binding agency requirement relating to: (i) the protection, investigation or restoration of the environment, health, safety or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to Persons or property relating to any Hazardous Substance.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934.

     "EXPENSES" has the meaning set forth in Section 7.3(a).

     "GAAP" means United States generally accepted accounting principles.

     "GOVERNMENTAL ENTITY" means any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational.

     "HAZARDOUS SUBSTANCE" means (i) any substance that is listed, classified, regulated or for which liability is imposed pursuant to any Environmental Law,
(ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon and (iii) any other substance which is the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

     "HOLDER" has the meaning set forth in Section 2.10(b).

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     "INDEMNITEES" has the meaning set forth in Section 5.6(a).

     "INSURANCE CONTRACT" means any of the insurance policies, Contracts of insurance, policy endorsements, certificates of insurance and application forms pertaining to the Insurance Products underwritten or reinsured by the Company or any of its Subsidiaries.

     "INSURANCE PRODUCTS" means (a) any of the health insurance coverage underwritten or reinsured in whole or in part by the Company or any of its Subsidiaries on a traditional indemnity basis or as part of a preferred provider organization health benefit plan or product, (b) any indemnity life, disability, accidental death and dismemberment, dental or other insurance coverages underwritten or reinsured in whole or in part by the Company or any of its Subsidiaries, (c) any discount or preferred price arrangement included as part of a Contract offered by the Company or any of its Subsidiaries with respect to products or services provided by third parties and (d) any stop-loss coverage or other insurance offered, underwritten or reinsured by the Company or any of its Subsidiaries.

     "INSURANCE REGULATORY AUTHORITY" shall mean, with respect to any Subsidiary that is an insurance company, the Governmental Entity of such Subsidiary's state of domicile with which such Subsidiary is required to file its annual financial statement prepared in accordance with SAP.

     "INSURED" means any individual who is covered under an Insurance Product pursuant to an Insurance Contract.

     "INTELLECTUAL PROPERTY RIGHTS" has the meaning set forth in Section 3.14.

     "IRS" means the Internal Revenue Service.

     "KNOWLEDGE" means the actual knowledge after reasonable inquiry of the executive officers of the Company or the executive officers of Parent and Acquisition Sub, as the case may be.

     "LIENS" means any mortgages, pledges, claims, liens, charges, encumbrances, easements, servitudes, restrictive covenants, options, rights of first refusal, transfer restrictions and security interests of any kind or nature whatsoever, except, in the case of securities, for limitations on transfer imposed by federal or state securities laws.

     "MATERIAL SUBSIDIARY" means any Subsidiary whose consolidated revenues, net income or assets constitute 10% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole.

     "MAXIMUM AMOUNT" has the meaning set forth in Section 5.6(b).

     "MERGER" has the meaning set forth in the first recital of this Agreement.

     "MERGER CONSIDERATION" has the meaning set forth in Section 2.7.

     "MERGER FUND" has the meaning set forth in Section 2.10(d).

     "NEBRASKA APPROVAL ORDER" means the approval of the Nebraska Department of Insurance with respect to the acquisition of control by Parent of Continental General Insurance Company.

     "OHIO APPROVAL ORDER" means the approval of the Ohio Department of Insurance with respect to the acquisition of control by Parent of each of Provident American Life & Health Insurance Company, United Benefit Life Insurance Company and Central Reserve Life Insurance Company.

     "OPTION CONSIDERATION" has the meaning set forth in Section 2.9.

     "PARENT" has the meaning set forth in the introductory paragraph of this Agreement.

     "PAYING AGENT" has the meaning set forth in Section 2.10(a).

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "PERSON" means any person, employee, individual, corporation, limited liability company, partnership, trust, joint venture, or any other non-governmental entity or any governmental or regulatory authority or body.

     "PLANS" has the meaning set forth in Section 3.11(a).

     "PRE-CLOSING TRANSACTION" has the meaning set forth in Section 5.16.

     "PROXY STATEMENT" has the meaning set forth in Section 5.2(b).

     "REGULATORY LAW" means (i) the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (x) foreign investment, (y) foreign exchange or currency controls or
(z) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition and (ii) the laws governing any Insurance Regulatory Authority.

     "SAP" means, with respect to any Subsidiary that is an insurance company, the statutory accounting practices prescribed or permitted by the insurance laws or regulations of the Insurance Regulatory Authority in the jurisdiction of the domicile of such Subsidiary, for the preparation of financial statements and other financial reports by insurance companies of the same type as such Subsidiary. Statutory accounting practices shall be deemed to be applied on a "consistent basis" when the practices applied in a current period are comparable in all material respects to the practices applied in a preceding period.

     "SEC" means the Securities and Exchange Commission.

     "SECURITIES ACT" means the Securities Act of 1933.

     "SPECIAL COMMITTEE" has the meaning set forth in the first recital of this Agreement.

     "SPECIAL MEETING" has the meaning set forth in Section 5.2(a).

     "SUBSIDIARY" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

     "SUPERIOR PROPOSAL" means a proposal made by a Third Party to enter into
(i) (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company as a result of which either (A) the Company's stockholders (other than such Third Party) prior to any such transaction, by virtue of their ownership of Company Common Stock, in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) the individuals comprising the Company Board prior to such transaction do not constitute a majority of the board of the entity surviving or resulting from such transaction or such ultimate parent entity following the transaction, (b) a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions or (c) the acquisition, directly or indirectly, by a Person of beneficial ownership of 50% or more of the Company Common Stock whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise, and which is (ii) otherwise on terms which the Company Board in good faith determines (based on such matters as it deems relevant, including the advice of its independent legal and financial advisors, the identity of the offeror and all legal, financial, regulatory and other aspects of the proposal, including the terms of any financing and the likelihood that the transaction will be consummated), (a) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated hereby, (b) is with a Person that has, or is reasonably likely to obtain, the necessary funds to consummate the proposed transaction and (c) is reasonably capable of being, and is reasonably likely to be, completed without undue delay.

     "SURVIVING CORPORATION" has the meaning set forth in the first recital of this Agreement.

     "TAX" and "TAXES" means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

     "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Tax including any information return, claim for refund, amended return or declaration of estimated Tax.

     "TERMINATION DATE" has the meaning set forth in Section 7.1(b).

     "TERMINATION FEE" has the meaning set forth in Section 7.3(a).

     "THIRD PARTY" means any Person or group of Persons (other than the Company and its Affiliates or Parent and its Affiliates).

     "TRANSFER TAXES" has the meaning set forth in Section 5.5.

     "WARRANT CONSIDERATION" has the meaning set forth in Section 2.9.

          Section 8.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given if addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (i) actually delivered in fully legible form, to such address, (ii) in the case of any nationally recognized express mail service, one (1) Business Day shall have elapsed after the same shall have been deposited with such service or (iii) if by fax, on the day on which such fax was sent; provided, that a copy is sent the same day by overnight courier or express mail service.

          If to the Company, to:

          Ceres Group, Inc.
          17800 Royalton Road
          Strongsville, Ohio 44136
          Attention: Kathleen L. Mesel, Esq.
          Telephone: (440) 572-2400
          Facsimile: (440) 878-3600

          with a copy (which shall not constitute notice) to:

          Sidley Austin LLP
          One South Dearborn Street
          Chicago, Illinois 60603
          Attention: John J. Sabl, Esq.
          Telephone: (312) 853-7000
          Facsimile: (312) 853-7036

          If to Parent or Acquisition Sub, to:

          Great American Financial Resources, Inc.
          250 East Fifth Street
          Cincinnati, Ohio 45202
          Attention: Mark F. Muething
          Telephone: (513) 333-5515
          Facsimile: (513) 357-3397

          with a copy (which shall not constitute notice) to:

          Keating Muething & Klekamp PLL
          One East Fourth Street
          Suite 1400
          Cincinnati, Ohio 45202
          Attention: Edward E. Steiner, Esq.
          Telephone: (513) 579-6468
          Facsimile: (513) 579-6578.

          Section 8.3 Survival of Representations, Warranties and Covenants. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Effective Time in accordance with their terms.

          Section 8.4 Interpretation. For purposes of this Agreement, (i) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation," (ii) the word "or" is not exclusive and (iii) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, a reference herein:
(i) to an Article or Section means an Article and Section of this Agreement,
(ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement and
(iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

          Section 8.5 Amendments, Modification and Waiver. (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Boards of Directors, prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Acquisition Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, that no such amendment, modification or waiver by the Company shall be effective unless it is authorized by the Company Board; and provided, further, that, after the Company Stockholder Approval has been obtained, there shall not be made any amendment that by Applicable Law requires further approval by the Company's stockholders without such further approval.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or in equity.

          Section 8.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that none of the Company, Parent or Acquisition Sub may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part (whether by operation of law or otherwise), without the consent of the other parties hereto and, in the case of the Company, the Company Board. Notwithstanding anything to the contrary herein, Acquisition Sub may assign any of its rights hereunder to any other Subsidiary of Parent.

          Section 8.7 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

          Section 8.8 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

          (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court and (iv) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in
Section 8.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.

          (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO

INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8(c).

          Section 8.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

          Section 8.10 Third Party Beneficiaries. Except as provided in Section 5.5, this Agreement is solely for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of Parent and Acquisition Sub under this Agreement, and for the benefit of Parent and Acquisition Sub, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right; provided, that the Indemnitees referred to in Section 5.6 shall be third party beneficiaries entitled to enforce the provisions of Section 5.6 of this Agreement; and provided, further, that the Affected Employees referred to in Section 5.14(a) shall be third party beneficiaries entitled to enforce the provisions of Section 5.14(a) of this Agreement.

          Section 8.11 Entire Agreement. This Agreement, including any exhibits or schedules hereto, and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

          Section 8.12 Counterparts; Fax Signatures; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Each of the parties hereto (i) has agreed to permit the use, from time to time and where appropriate, of faxed signatures in order to expedite the Closing, (ii) intends to be bound by its respective faxed signature, (iii) is aware that the other parties hereto will rely on the faxed signature and

(iv) acknowledges such reliance and waives any defenses to the enforcement of the documents effecting the transactions contemplated hereby contemplated by this Agreement based on the fact that a signature was sent by fax. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

        (Remainder of page intentionally blank; signature page follows.)

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        GREAT AMERICAN FINANCIAL RESOURCES, INC.


                                        By: /s/ Mark F. Muething
                                            ------------------------------------
                                        Name: Mark F. Muething
                                        Title: Executive Vice President


                                        PROJECT GARDEN ACQUISITION INC.


                                        By: /s/ Mark F. Muething
                                            ------------------------------------
                                        Name: Mark F. Muething
                                        Title: President


                                        CERES GROUP, INC.


                                        By: /s/ Thomas J. Kilian
                                            ------------------------------------
                                        Name: Thomas J. Kilian
                                        Title: President and Chief Executive
                                               Officer